Exhibit 99.1

[Kinder Morgan Energy Partners, L.P. Logo]
Larry Pierce Media Relations (713) 369-9407	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

KINDER MORGAN ENERGY PARTNERS INCREASES
DISTRIBUTION TO $0.71; ANNOUNCES RECORD NET INCOME

     HOUSTON, July 21, 2004 - Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today announced an increase in the second quarter cash distribution per common unit to $0.71 ($2.84 annualized), the 20th distribution increase since KMP was formed in February 1997. Payable on Aug. 13, 2004, to unitholders of record as of July 30, 2004, the distribution represents a 9 percent increase over the second quarter 2003 cash distribution per unit of $0.65 ($2.60 annualized). KMP reported record net income of $195.2 million, or $0.51 per limited partner unit, up 16 percent from $169 million, or $0.48 per unit, for the comparable period last year. For the first six months of the year, net income was $387 million compared to $339.4 million for the same period in 2003.
     Chairman and CEO Richard D. Kinder said, "Our record net income was attributable to strong internal growth and modest contributions from acquisitions that have closed since the end of the second quarter of 2003. All four of KMP's business segments reported increased earnings before DD&A quarter over quarter, and total segment earnings before DD&A are up approximately 18 percent year to date. Through the first six months of the year, KMP generated distributable cash flow in excess of distributions of approximately $22 million, compared to our 2004 published annual budget target of $28 million."

Overview of Business Segments
     The Products Pipelines segment delivered an 8 percent increase in second quarter earnings before DD&A to $119.3 million, compared to $110.5 million for the

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comparable period in 2003 and on target to meet its published annual budget of 9 percent growth. "Growth in the segment was driven by 4 percent revenue growth on Pacific quarter over quarter and the strong performance of our West Coast Terminals and the recently acquired Southeast Terminals," Kinder said. "Earnings were also aided by significant second quarter volume growth on the Cochin and Cypress natural gas liquids pipelines and an 11 percent increase in transmix volumes." KMP's transmix operations set a record in June for monthly volumes processed with over 32,000 barrels per day.
     Total refined products volumes grew 1.7 percent in the second quarter and are up 3.7 percent year to date, with gasoline volumes up 3 percent year to date. Volume growth in the quarter was led by Central Florida, up 7.6 percent, and CalNev, up 3.6 percent. Mainline Pacific volumes in the second quarter were up 1.8 percent. Pacific volumes were impacted in the quarter by a general drawdown on terminal gasoline and jet fuel inventories in June, primarily in Arizona. Jet fuel volumes system wide were up over 8 percent in the quarter, as both military and commercial jet demand continues to rebound from 2003.
     In the second quarter, KMP began construction to replace approximately 70 miles of an existing 14-inch products pipeline with new 20-inch pipe between Concord and Sacramento, Calif. The $88 million expansion project, expected to be in service in December this year, will provide increased capacity to serve growing markets in northern California and northern Nevada.
     The Natural Gas Pipelines segment produced second quarter earnings before DD&A of $95.4 million, up 7 percent from $88.9 million in the same quarter last year and on track to exceed its published annual budget of 3 percent growth. "The Texas Intrastate Pipeline Group has been the superstar at KMP this year, with earnings substantially higher than the 2004 budget and the second quarter of 2003. We are realizing the benefits of combining the former Tejas and KMTP pipelines into one strategic system in the competitive Texas intrastate market," Kinder said. An increase in segment sales volumes of nearly 7 percent was offset by a decrease in transport volumes of about 11 percent. The segment was impacted by a decline in earnings at the Red

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Cedar gathering system in southwest Colorado and lower rates on Trailblazer that became effective Jan. 1, 2004. Service commenced June 1 on Cheyenne Market Center, a $28.4 million project that provides natural gas suppliers in the Rocky Mountain region with 6 billion cubic feet of additional storage capacity.
     The CO2 segment delivered second quarter earnings before DD&A of $76 million, up 61 percent from approximately $47.2 million in the comparable period of 2003 and on target to achieve its published annual budget of 58 percent growth. "Growth was attributable to increased oil production at SACROC, strong CO2 delivery volumes and an increase in our interest in the Yates Field to 50 percent," Kinder said. Oil production at the SACROC Unit in the Permian Basin in Scurry County, Texas, increased by 40 percent for the quarter to an average of 27.4 thousand barrels per day (MBbl/d) and CO2 delivery volumes increased by 32 percent due to strong demand. Average oil production at the Yates Field located south of Midland, Texas, declined by about 5 percent compared to the second quarter last year to an average of 18.6 MBbl/d, as KMP is still in the implementation stages of its production strategy since taking over operations last November. The CO2 segment is one of the only areas where KMP is exposed to commodity price risk, but that risk is mitigated by a long-term hedging strategy intended to generate more stable realized prices. The realized weighted average oil price per barrel, including hedges, was $25.26 for the second quarter compared to $24.21 for the same period last year.
     The Terminals segment reported a 9 percent increase in earnings before DD&A to $65.7 million, up from $60.1 million in the second quarter last year and on target to meet its published annual budget of 7 percent growth. Results were driven by increased gasoline volumes at terminals located in New York Harbor and on the Houston ship channel; increased coal throughput at the Pier IX and IMT terminals in Virginia and Louisiana, respectively; new spot business at the Argo Terminal in Chicago; and contributions from the Tampaplex acquisition in Florida. The Carteret Terminal in New York Harbor added 300,000 barrels of capacity this month, with the completion of a $9.5 million project to construct three new 100,000 barrel tanks.

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Outlook
     KMP expects to declare cash distributions of at least $2.84 per unit for 2004 and expects to increase its annualized cash distribution per common unit to $2.90 to $2.94 by year end. These expectations reflect contributions from assets currently owned by KMP and do not include any benefits from unidentified acquisitions. KMP's annual budget is posted on the company's web site at www.kindermorgan.com.

Kinder Morgan Management, LLC:
     Shareholders of Kinder Morgan Management, LLC (NYSE: KMR) will also receive a $0.71 distribution ($2.84 annualized), payable on Aug. 13, 2004, to shareholders of record as of July 30, 2004. The distribution to KMR shareholders will be paid in the form of additional KMR shares. The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR's average closing price for the 10 trading days prior to KMR's ex-dividend date.
     Kinder Morgan Energy Partners, L. P. is the largest publicly traded pipeline limited partnership in the United States in terms of market capitalization and the largest independent refined petroleum products pipeline system in the U.S. in terms of volumes delivered. KMP owns or operates more than 25,000 miles of pipelines and almost 100 terminals. Its pipelines transport more than two million barrels per day of gasoline and other petroleum products and up to 7.8 billion cubic feet per day of natural gas. Its terminals handle over 60 million tons of coal and other dry-bulk materials annually and have a liquids storage capacity of approximately 60 million barrels for petroleum products and chemicals. KMP is also the leading provider of CO2 for enhanced oil recovery projects in the United States.
     The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI), one of the largest energy transportation and storage companies in America. Combined, the two companies have an enterprise value of approximately $23 billion. (Enterprise value is market value of the equity securities plus net debt, excluding interest rate swaps.)

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Please join us at 4:30 p.m. Eastern Time on Wednesday, July 21, at www.kindermorgan.com for a LIVE webcast conference call on the company's second quarter earnings.

     The non-generally accepted accounting principle financial measures of segment earnings before depletion, depreciation and amortization (DD&A),and net income before DD&A less sustaining capital expenditures per unit, which we commonly refer to as distributable cash or available cash per unit, are presented in the earnings release. We define segment earnings before DD&A as segment earnings plus DD&A and amortization of excess cost of equity investments. We define distributable cash per unit as net income before DD&A less sustaining capital expenditures, divided by the fully diluted number of units then outstanding. In each case, the amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of sustaining capital expenditures. Consistent with the partnership agreement of Kinder Morgan Energy Partners, L.P., sustaining or maintenance capital expenditures are defined as capital expenditures (as defined by GAAP) which do not increase the capacity of the asset. We routinely calculate and communicate these measures to investors. We believe that continuing to provide this information results in consistency in our financial reporting. In addition, we believe that these measures are useful to investors because they enhance the investors' overall understanding of our current financial performance and our prospects for future performance. Specifically, we believe that these measures provide investors an enhanced perspective on the operating performance of our assets and the cash that our businesses are generating. Reconciliations of segment earnings before DD&A to segment earnings, and distributable cash per unit to net income per unit are provided in the earnings release. Segment earnings before DD&A should be considered in conjunction with segment earnings, as defined by GAAP, and distributable cash per unit should be considered in conjunction with earnings per unit as defined by GAAP.

     This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan's Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(in thousands except per unit amounts)
	Three Mos. Ended June 30		Six Mos. Ended June 30
	2004	2003	2004	2003

Revenues	$1,957,182	$1,664,447	$3,779,438	$3,453,285

Costs and Expenses
Operating expenses	1,596,727	1,359,401	3,058,736	2,852,490
Depreciation, depletion and amortization	69,878	53,758	137,409	103,563
General and administrative	39,457	35,685	87,711	71,726
Taxes, other than income taxes	19,756	16,041	39,076	30,792
	1,725,818	1,464,885	3,322,932	3,058,571
Operating Income	231,364	199,562	456,506	394,714

Other Income/(Expense)
Earnings from equity investments	20,609	22,618	41,078	46,923
Amortization of excess cost of equity investments	(1,394)	(1,394)	(2,788)	(2,788)
Interest expense	(46,793)	(45,346)	(94,290)	(90,683)
Other	(288)	1,958	731	2,647
Minority interest	(2,462)	(2,125)	(4,543)	(4,339)
Income before income taxes	201,036	175,273	396,694	346,474
Income tax expense	(5,818)	(6,316)	(9,722)	(10,504)
Income before change in accounting principle	195,218	168,957	386,972	335,970

Cumulative effect adj from change in accounting for asset retirement obligations	-	-	-	3,465

Net Income	$ 195,218	$ 168,957	$ 386,972	$ 339,435
	==========	==========	==========	==========

Calculation of Limited Partners' Interest in Net Income:
Income before change in accounting principle	$ 195,218	$ 168,957	$ 386,972	$ 335,970
Less: General Partner's Interest (1)	(95,867)	(80,530)	(187,531)	(156,955)

Limited Partners' Interest	$ 99,351	$ 88,427	$ 199,441	$ 179,015

Limited Partners' Interest in Change in Accounting Principle	-	-	-	3,430

Limited Partners' Interest in Net Income	$ 99,351	$ 88,427	$ 199,441	$ 182,445
	==========	==========	==========	==========

Calculation per Limited Partner Unit (Fully Diluted):
Net Income per unit before change in accounting principle	$ 0.51	$ 0.48	$ 1.03	$ 0.98
	==========	==========	==========	==========
Net Income per unit	$ 0.51	$ 0.48	$ 1.03	$ 1.00
	==========	==========	==========	==========

Number of Units Used in Computation	196,030	183,706	194,316	182,614
	==========	==========	==========	==========

Additional per unit information:

Net Income before change in accounting principle	$ 0.51	$ 0.48	$ 1.03	$ 0.98
Depreciation, depletion and amortization	0.36	0.30	0.72	0.58
Sustaining capital expenditures (2)	(0.13)	(0.12)	(0.24)	(0.22)
Net income before DD&A, less sustaining capex, before chg in acctg principle	$ 0.74	$ 0.66	$ 1.51	$ 1.34
Change in Accounting Principle	-	-	-	0.02
Net income before DD&A, less sustaining capex	$ 0.74	$ 0.66	$ 1.51	$ 1.36
	==========	==========	==========	==========
Declared distribution	$ 0.71	$ 0.65	$ 1.40	$ 1.29
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(1)	General partner's interest in net income for the six months ended June 2003 is $156,990 after taking into account change in accounting principle
(2)	Sustaining capital expenditures are defined as capital expenditures which do not increase the capacity of the asset

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in thousands)
	Three Mos. Ended June 30		Six Mos. Ended June 30
	2004	2003	2004	2003
Segment Earnings Before DD&A and Amort. of Excess Investments:
Products Pipelines	$ 119,296	$ 110,535	$ 233,550	$ 219,209
Natural Gas Pipelines	95,438	88,872	198,543	180,433
CO2	75,992	47,173	153,695	89,139
Terminals	65,699	60,064	128,872	119,426
Total	$ 356,425	$ 306,644	$ 714,660	$ 608,207
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Segment DD&A and Amort. of Excess Investments:
Products Pipelines	$ 18,205	$ 17,544	$ 36,442	$ 34,925
Natural Gas Pipelines	12,995	13,672	25,906	26,367
CO2	29,634	14,785	57,126	27,051
Terminals	10,438	8,980	20,723	18,008
Total	$ 71,272	$ 54,981	$ 140,197	$ 106,351
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Segment Earnings Contribution:
Products Pipelines	$ 101,091	$ 92,991	$ 197,108	$ 184,284
Natural Gas Pipelines	82,443	75,200	172,637	154,066
CO2	46,358	32,388	96,569	62,088
Terminals	55,261	51,084	108,149	101,418
General and Administrative	(39,457)	(35,685)	(87,711)	(71,726)
Net Debt Costs (Includes Interest Income)	(46,592)	(44,896)	(93,813)	(89,821)
Minority Interest	(2,462)	(2,125)	(4,543)	(4,339)
Loss on Early Extinguishment of Debt	(1,424)	-	(1,424)	-
Cumulative Effect of Change in Accounting Principle	-	-	-	3,465
Net income	$ 195,218	$ 168,957	$ 386,972	$ 339,435
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Volume Highlights
(historical pro forma for acquired assets)
	Three Mos. Ended June 30		Six Mos. Ended June 30
	2004	2003	2004	2003
Products Pipelines
Gasoline	117.1	116.0	226.6	220.0
Diesel	40.9	41.1	79.2	77.1
Jet Fuel	29.2	27.0	58.0	53.6
Total Refined Product Volumes (MMBbl)	187.2	184.1	363.8	350.7
NGL's	9.5	8.4	21.0	21.2
Total Delivery Volumes (MMBbl) (1)	196.7	192.5	384.8	371.9

Natural Gas Pipelines (2)
Transport Volumes (Bcf)	270.4	302.2	543.0	584.0
Sales Volumes (Bcf)	242.8	227.7	487.9	434.9

CO2
Delivery Volumes (Bcf) (3)	138.6	104.6	321.1	206.9
Sacroc Oil Production (BBbl/d) (4)	27.4	19.6	26.7	18.3
Yates Oil Production (BBbl/d) (4)	18.6	19.6	18.2	18.8
Realized Weighted Average Oil Price per Bbl (5)	$ 25.26	$ 24.21	$ 25.31	$ 24.50

Terminals
Liquids Leaseable Capacity (MMBbl)	36.5	35.9	36.5	35.9
Liquids Utilization %	96.0%	96.0%	96.0%	96.0%
Bulk Transload Tonnage (MMtons) (6)	16.9	15.7	31.7	30.2

(1) Includes Pacific, Plantation, North System, Calnev, Central Florida, Cypress and Heartland
(2) Includes KMIGT, Texas Intrastates, KMNTP, Monterrey and Trailblazer
(3) Includes Cortez, Central Basin, CRC, CLPL and PCPL pipeline volumes
(4) Represents 100% production from the field
(5) Includes all Kinder Morgan crude oil properties
(6) Includes Cora, Grand Rivers and KMBT aggregate terminals; excludes operatorship of LAXT

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET
(Unaudited)
(Millions)

	June 30,	December 31,
	2004	2003
ASSETS

Cash and cash equivalents	$ 34	$ 23
Other current assets	797	683
Property, Plant and Equipment, net	7,349	7,092
Investments	405	404
Deferred charges and other assets	906	937
TOTAL ASSETS	$ 9,491	$ 9,139
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LIABILITIES AND PARTNERS' CAPITAL

Notes payable and current maturities of long-term debt	$ 364	$ 2
Other current liabilities	1,020	802
Long-term debt	3,932	4,317
Market value of interest rate swaps	52	121
Other	470	346
Minority interest	41	40
Partners' Capital	3,612	3,511
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$ 9,491	$ 9,139
	=========	=========

Total Debt, net of cash and cash equivalents, and excluding the market value of interest rate swaps	$ 4,262	$ 4,296
Total Capitalization	$ 7,915	$ 7,847
Debt to Total Capitalization	53.8%	54.7%